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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Invitrogen Corporation
(Name of Registrant as Specified In Its Charter)

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April 19, 2002

Dear Stockholder:

        This year's annual meeting of stockholders will be held on May 23, 2002, at 9:00 a.m. local time, at the Company's offices at 5781 Van Allen Way, Carlsbad, California 92008. You are cordially invited to attend.

        The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

        After reading the proxy statement, please promptly mark, sign, and return the enclosed proxy card in the prepaid envelope to ensure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy card, vote telephonically or electronically as described on page 5 of the enclosed Proxy Statement for Annual Meeting of Stockholders, or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

        A copy of our 2001 Annual Report is also enclosed.

        I look forward to seeing you at the annual meeting.

Very truly yours,
/s/ Lyle C. Turner President, Chief Executive Officer and Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 23, 2002

To our Stockholders:

        The Annual Meeting of the Stockholders of Invitrogen Corporation, will be held on May 23, 2002, at 9:00 a.m. local time, at the Company's offices at 5781 Van Allen Way, Carlsbad, California 92008, for the following purposes:

  1.
  To elect three Class III directors, each to hold office for a three-year term and until his or her respective successor is elected and qualified, and one Class II director, to hold office for a two-year term and until his or her successor is elected and qualified. The Board of Directors has nominated the following persons for election as Class III directors at the meeting: Balakrishnan S. Iyer, William J. Mercer and Jay M. Short, Ph.D. In addition, the Board of Directors has nominated David E. McCarty for election as a Class II director at the meeting.

  2.
  To consider a proposal to amend the Invitrogen Corporation 1997 Stock Option Plan to increase by 5,000,000 shares the maximum number of shares of the Company's Common Stock that may be issued under the Plan and to reserve such number of shares for issuance under the Plan.

  3.
  To consider a proposal to amend the 1998 Employee Stock Purchase Plan to increase by 300,000 shares the maximum number of shares of the Company's Common Stock that may be issued under the Employee Stock Purchase Plan and to reserve such number of shares for issuance under the Employee Stock Purchase Plan.

  4.
  To consider a proposal to ratify the appointment of independent public accountants for Invitrogen for the fiscal year ending December 31, 2002.

  5.
  To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on March 28, 2002, are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders of record on March 28, 2002, will be available at our principal offices for examination during ordinary business hours by any stockholder for any purpose relating to the meeting.

By order of the Board of Directors,
/s/ John A. Cottingham Vice President, General Counsel & Secretary
Carlsbad, California April 19, 2002

Invitrogen Corporation
1600 Faraday Ave.
Carlsbad, California 92008

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

        The accompanying proxy is being solicited by the Board of Directors of Invitrogen Corporation and contains information related to the annual meeting of stockholders to be held May 23, 2002, or any adjournment thereof, for the purposes described in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is April 19, 2002, the approximate date on which the Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

        Invitrogen will bear the cost of soliciting proxies. We may solicit stockholder proxies by mail through our regular employees, and may request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have Invitrogen stock registered in their names and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        At our annual meeting, stockholders will act upon the matters outlined in the Notice of Meeting that is attached to this proxy statement. These include the election of directors, amendment of the 1997 Stock Option Plan, amendment of the 1998 Employee Stock Purchase Plan, and ratification of the appointment of our independent auditors. In addition, management will report on the performance of the company during 2001 and will respond to questions from our stockholders. An annual report for the fiscal year ended December 31, 2001, is enclosed with this proxy statement.

Who is entitled to vote at the meeting?

        Only stockholders of record as of the close of business on the record date, March 28, 2002, will be entitled to vote the shares of stock they held on that date at the meeting. As of the record date, we had shares of only one class of common stock outstanding.

        Stockholders may vote in person or by proxy. Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposals presented in this proxy statement. Invitrogen's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, will be a quorum for the transaction of business at the meeting. As of the record date 53,098,184 shares of common stock were outstanding.

How do I vote?

        Voting by completing the proxy card.    If you complete and properly sign the enclosed proxy card and return it as instructed on the card, it will be voted as you direct. If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. If you hold your shares in "street name" through a brokerage or other nominee, you will need to obtain a proxy card from the institution that holds your shares.

        All shares represented by a proxy will be voted, and where a stockholder specifies a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If you do not indicate a choice on the proxy card, the shares will be voted in favor of the election of the nominees for director contained in this proxy statement, in favor of the three other proposals specified in the notice of the meeting, and in the discretion of the proxy holders on any other matter that comes before the meeting. Once you have given your proxy, you may revoke it at any time prior to the time it is voted, by delivering to the Secretary of Invitrogen either a written document revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

        Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees who are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rule of the New York Stock Exchange. The effect of broker non-votes on the specific items to be brought before the Annual Meeting is discussed under each item.

        Voting via the Internet or by telephone.    If you vote via the Internet, you should be aware that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, for which you will be responsible.

        Shares Registered Directly in the Name of the Stockholder.    If you hold shares that are registered in your name directly with EquiServe LP, the Company's transfer agent, you may vote telephonically by calling (877) 779-8683. Alternatively, you may vote via the Internet by visiting the following site on the World Wide Web: www.eproxyvote.com/ivgn and following the instructions on your screen.

        Shares Registered in the Name of a Brokerage Firm or Bank.    A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. This program is different from the program provided by EquiServe LP for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares telephonically by calling the telephone number referenced on your voting form. Alternatively, you may vote via the Internet by visiting the following site on the World Wide Web: www.proxyvote.com and following the instructions on your screen.

How do I vote my 401(k) shares?

        If you participate in the Invitrogen 401(k) Savings and Investment Plan you may vote the shares of Invitrogen's common stock in your account as of the record date. If you wish to vote those shares, you must complete your proxy card and return it in the envelope provided by May 21, 2002.

        If you do not complete and return your proxy card prior to May 21, 2002, the shares in your account will be voted by Fidelity Management Trust Company, the Plan trustee. You may revoke instructions to the trustee by giving it written notice of revocation or a later dated written voting instruction by May 21, 2002.

STOCK OWNERSHIP

How much stock is held by Invitrogen's directors, executive officers and largest stockholders?

        The following table sets forth information as of April 1, 2002, regarding the beneficial ownership of Invitrogen's common stock by (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each director and nominee for election as a director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all directors, nominees, and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(2)		Percentage of Common Stock
Putnam Investment Management, Inc.(1)	7,402,354		13.9%
FMR Corp.(1)	6,439,134		12.1%
American Express Financial Advisors(1)	3,089,256		5.8%
Lyle C. Turner(1)	3,078,285	(3)	5.8%
James R. Glynn	137,150	(4)	*
Jay M. Short, Ph.D.	62,000	(5)	*
David E. McCarty	57,089	(6)	*
John D. Thompson	49,186	(7)	*
Donald W. Grimm	43,000	(8)	*
Thomas H. Adams, Ph.D.	34,866	(9)	*
Bradley G. Lorimier	30,000	(10)	*
Daryl J. Faulkner	21,872	(11)	*
Timothy E. Pierce, Ph.D.	9,561	(12)	*
William J. Mercer	1,000	(13)	*
Balakrishnan S. Iyer	—		*
Raymond V. Dittamore	—		*
All Director and Officers as a group	3,590,756		6.7%

*
Less than 1%.

(1)
The address for Putnam Investment Management, Inc., is One Post Office Square, Boston, MA 02109. The address for FMR Corp. is 82 Devonshire Street, Boston, MA 02109. The address for American Express Financial Advisors is 707 Second Avenue South, Minneapolis, MN 55475. The address for Mr. Turner is 1600 Faraday Avenue, Carlsbad, CA 92008.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC"), based on factors including voting and investment power with respect to shares. Percentage of beneficial ownership is based on shares of Invitrogen's common stock outstanding as of April 1, 2002. Shares of common stock issuable upon conversion of convertible notes, or the exercise of options or warrants currently exercisable, or exercisable within 60 days after April 1, 2002, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other persons.

(3)
Consists of 3,078,285 shares owned directly by Mr. Turner.

(4)
Consists of 54,651 shares owned directly by Mr. Glynn and 82,499 shares Mr. Glynn may acquire upon the exercise of stock options.

(5)
Consists of 57,000 shares Dr. Short may acquire upon the exercise of stock options and 5,000 shares held by Dr. Short's spouse.

(6)
Consists of 6,802 shares owned directly by Mr. McCarty, 50,219 shares Mr. McCarty may acquire upon the exercise of stock options, and 68 shares held of record by the Invitrogen 401(k) Savings and Investment Plan for which Mr. McCarty is the beneficial owner.

(7)
Consists of 1,686 shares owned directly by Mr. Thompson and 47,500 shares Mr. Thompson may acquire upon the exercise of stock options.

(8)
Consists of 3,000 shares owned by a family trust in which Mr. Grimm has a beneficial interest and 40,000 shares Mr. Grimm may acquire upon the exercise of stock options.

(9)
Consists of 1,283 shares owned directly by Dr. Adams and 33,583 shares Dr. Adams may acquire upon the exercise of stock options.

(10)
Consists of 30,000 shares Mr. Lorimier may acquire upon the exercise of stock options.

(11)
Consists of 1,518 shares owned directly by Mr. Faulkner and 20,354 shares Mr. Faulkner may acquire upon the exercise of stock options.

(12)
Consists of 2,895 shares owned directly by Dr. Pierce and 6,666 shares Dr. Pierce may acquire upon the exercise of stock options.

(13)
Consists of 1,000 shares owned directly by Mr. Mercer.

ELECTION OF DIRECTORS

        Invitrogen has a classified Board of Directors currently consisting of three Class I directors (Lyle C. Turner, James R. Glynn, and Donald W. Grimm), two Class II directors (Raymond V. Dittamore and Bradley G. Lorimier) and five Class III directors (Thomas H. Adams, Ph.D., David E. McCarty, Jay M. Short, Ph.D., Balakrishnan S. Iyer, and William J. Mercer), who will serve until the annual meetings of stockholders to be held in 2003, 2004, and 2002, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting, or a shorter term to fill a vacancy in another class of directors.

        Lewis J. Shuster and Kurt R. Jaggers resigned from the Board of Directors on July 19, 2001. The Board appointed Balakrishnan S. Iyer and William J. Mercer to fill these vacancies, and increased the number of directors to ten. Raymond V. Dittamore was appointed to fill the newly created vacancy. The Board has determined that the Board shall consist of nine directors upon the expiration of the terms of the current Class III directors on May 23, 2002.

        The nominees for election at the 2002 Annual Meeting of Stockholders to fill three Class III positions on the Board of Directors are Balakrishnan S. Iyer, William J. Mercer and Jay M. Short, Ph.D. The nominee for election at the 2002 Annual Meeting of Stockholders to fill one Class II position on the Board of Directors is David E. McCarty. If elected, the nominees for the Class III positions will serve as directors until the annual meeting of stockholders in 2005, and until their successors are elected and qualified, and the nominee for the Class II position will serve as a director until the annual meeting of stockholders in 2004, and until his successor is elected and qualified

        The following information relates to the nominees listed above and to Invitrogen's other directors whose terms of office will extend beyond the Annual Meeting of Stockholders.

Nominees for election at the 2002 Annual Meeting of Stockholders

Class III

(Term Ends 2005)

        Balakrishnan S. Iyer (age 45) has served as a Director since July 2001. He is currently Senior Vice President and Chief Financial Officer and a director of Conexant Systems, Inc. Mr. Iyer previously served as Senior Vice President and Chief Financial Officer of VLSI Technology Inc. where he was responsible for all worldwide financial functions, information technology and strategic planning. Prior to joining VLSI, Mr. Iyer served as Corporate Controller for Cypress Semiconductor. During his career, he has held a variety of other key management positions, including Finance Director and Group Controller for a $1 billion business at Advanced Micro Devices. Mr. Iyer received his B.S. in Mechanical Engineering from the Indian Institute of Technology, Madras and his M.S. in Industrial Engineering from the University of California, Berkeley. Mr. Iyer also received an M.B.A. in Finance from the Wharton School.

        William J. Mercer (age 53) has served as a Director since July 2001. Mr. Mercer is the Founder, Principal, and Managing Member of Avocet Ventures, LLC, a private equity investment firm. Prior to his current position, Mr. Mercer was the President, CEO, and Director of ALARIS Medical Systems, Inc., a global leader in drug infusion systems, patient monitoring, and cardiac monitoring. Prior to that position, Mr. Mercer was the President, CEO, and Director of IVAC Medical Systems, Inc. Mr. Mercer received his B.S. in Zoology from North Carolina State University.

        Jay M. Short, Ph.D. (age 44) has served as a Director of Invitrogen since February 1995. Dr. Short is a founding member of Diversa Corporation, and he has served as Chief Technology Officer and

Director of the company since its inception in 1994. He assumed the additional roles of President in 1998 and Chief Executive Officer in 1999. Dr. Short received his B.A. in Chemistry from Taylor University and his Ph.D. in Biochemistry from Case Western Reserve University.

Class II

(Term Ends 2004)

        David E. McCarty (age 59) has served as a Director of Invitrogen since August 1999. From August to September 1999, he served as Senior Vice President and in September 1999 he served as Executive Vice President of Invitrogen. From August 1997 to September 1999, Mr. McCarty served as President and Chief Executive Officer of NOVEX. Prior to joining NOVEX, Mr. McCarty was President and CEO of Alexon Biomedical, an immunoassay diagnostic company which he joined in 1990. Mr. McCarty received his B.S. in Chemistry from California State University at Northridge and his M.B.A. from California State University at Long Beach.

Directors Continuing in Office

Class I

(Term Ends 2003)

        James R. Glynn (age 55) has served as Executive Vice President and Chief Financial Officer of Invitrogen and as a Director since June 1998 and was a director in 1995. From July 1995 to May 1997, Mr. Glynn served as Senior Vice President and Chief Financial Officer and from May 1997 to July 1998, as Chief Operating Officer, Chief Financial Officer and Director of Matrix Pharmaceutical, Inc., a company focusing on the treatment of cancer. Mr. Glynn received his B.B.A. in Accounting from Cleveland State University.

        Donald W. Grimm (age 60) has served as a Director of Invitrogen since June 1998. He has been a venture partner of Hamilton-Apex, LLC, since August 2001. Since June 1995 he has served as Chairman and President of Strategic Design LLC, a strategic planning and consulting company. Mr. Grimm retired from Eli Lilly & Company, a research-based pharmaceutical company, in 1993 after 23 years of service. Mr. Grimm held positions at Eli Lilly as Director of Worldwide Pharmaceutical Pricing, Director of Pharmaceutical Market Research, and Director of Sales. In addition, he has been a director of several private companies. Mr. Grimm received his B.S. in Pharmacy and his M.B.A. from the University of Pittsburgh.

        Lyle C. Turner, (age 48) a founder of Invitrogen, has served as President, Chief Executive Officer and Chairman of the Board of Directors since February 1988. Previously, Mr. Turner served as Director of Sales and Marketing at Stratagene, a life science research company, from January 1987 through February 1988, and as Technical Sales Specialist at Boehringer Mannheim Biochemicals, a research supply company, from June 1985 to January 1987. Mr. Turner received his B.A. in Chemistry from the University of California, San Diego.

Class II

(Term Ends 2004)

        Bradley G. Lorimier (age 56) has served as a Director of Invitrogen since November 1998. From March 1994 to June 1997, Mr. Lorimier served as Senior Vice President, Business Development and Director of Human Genome Sciences, Inc., a biotechnology company. He has been a Director of Matrix Pharmaceutical, Inc. as well as several private companies. Mr. Lorimier received his B.S. in Biology from the University of Illinois.

        Raymond V. Dittamore (age 58) has served as a Director since July 2001. Mr. Dittamore retired as a partner of Ernst & Young after 35 years of service. He brings to the Board of Directors over three decades of public accounting experience, primarily serving companies in the life sciences industry. Mr. Dittamore received his B.A. from San Diego State University.

How often did the Board meet during 2001?

        During the fiscal year ended December 31, 2001, the Board of Directors held nine meetings. Each director serving on the Board of Directors in fiscal year 2001 attended at least 75% of such meetings of the Board of Directors and the Committees on which he served, with the exception of Mr. Dittamore.

How are directors compensated?

        Invitrogen currently pays its non-officer Directors $20,000 per year. Committee Chairs receive an additional $4,000 per year. Since November 19, 1998, directors who are not employees of Invitrogen receive annual grants of options to purchase 10,000 shares of common stock in accordance with the 1997 Stock Option Plan.

What committees has the Board established?

        The Board of Directors has established an Audit Committee and a Compensation and Organization Committee. Invitrogen does not have a standing nominating committee, but the Compensation and Organization Committee is charged with performing certain functions typically performed by a nominating committee. The Audit Committee, consists of Dr. Adams, Mr. Dittamore, Mr. Iyer, and Mr. Lorimier. The Compensation and Organization Committee consists of Mr. Grimm, Mr. Mercer, and Dr. Short.

        Audit Committee.    The Audit Committee's function is to review with our independent public accountants and management the annual financial statements and independent public accountants' opinion, review the plan, scope and results of the audit by the independent public accountants, review all professional services performed and related fees charged by the independent public accountants, recommend the retention or replacement of the independent public accountants to the Board of Directors, and monitor the adequacy of Invitrogen's accounting and financial policies, controls, and reporting systems. During the fiscal year ended December 31, 2001, the Audit Committee held eight meetings.

        The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the rule of the National Association of Securities Dealers, Inc. ("NASD") that governs audit committee composition, including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200 (a)(15).

        The following is a copy of the report made by the Audit Committee to the Board of Directors in February 2002.

  To the Board of Directors of Invitrogen Corporation:

  We have reviewed and discussed with management Invitrogen's audited financial statements as of and for the year ended December 31, 2001.

  We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

  We have received and reviewed the written disclosures and letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

  Based upon the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors, that the financial statements referred to above be included in Invitrogen's Annual Report on Form 10- K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

  THE AUDIT COMMITTEE

  Raymond V. Dittamore, Audit Committee Chair
  Thomas H. Adams, Ph.D., Audit Committee Member
  Balakrishnan S. Iyer, Audit Committee
  Member Bradley G. Lorimier, Audit Committee Member

PRINCIPAL ACCOUNTING FIRM FEES

        The following table sets forth the aggregate fees billed to Invitrogen for the annual audit and quarterly reviews for the fiscal year ended December 31, 2001, and all other fees by Invitrogen's principal accounting firm, Arthur Andersen LLP:

Audit Fees	$440,000
Financial Information Systems Design and Implementation Fees	—
All Other Fees (consisting primarily of tax and audit related fees)	627,000

$1,067,000

        Compensation and Organization Committee.    The functions of the Compensation and Organization Committee include providing guidance to management and assisting the Board in matters relating to the compensation of the CEO and senior executives, the organizational structure of the Company, and operation of the Board, recruitment of Board members, Invitrogen's compensation and benefits programs, Invitrogen's succession, retention and training programs; and such other matters that have a direct impact on the success of our human resources.

        During the year ended December 31, 2001, the Compensation and Organization Committee held eight meetings. The Compensation and Organization Committee is responsible for leading any searches for new Board candidates. This committee will consider for inclusion in its nominations of new directors nominees proposed by stockholders. Any stockholder who wishes to recommend for the Compensation and Organization Committee's consideration a prospective nominee to serve on the Board of Directors may do so by giving the candidate's name and qualifications in writing to Invitrogen's Secretary at the following address: 1600 Faraday Avenue, Carlsbad, CA 92008.

Certain Relationships and Related Party Transactions

Change in Control Agreements

        The Company has executed agreements with certain of its officers that would provide benefits following a change in control of the Company. The officers would be provided with cash payments and other benefits under their change-in-control agreements if, within twenty-four months after a change in control, the officer's employment was involuntary terminated (for reasons other than disability or cause) or if the officer terminated his or her employment for good reason.

Indemnification Agreements

        Invitrogen has entered into indemnification agreements with each of its officers and directors containing provisions that may require the Company, among other things, to indemnify those officers and directors against liabilities that may arise by reasons of their status or service as officers or directors. The agreements also provide for the Company to advance to the officers and directors expenses that they expect to incur as a result of any proceeding against them as to which they could be indemnified. Invitrogen also intends to execute such agreements with its future directors and executive officers.

Employee Relocation Loans

        As part of the restructuring of the Company's operations in Maryland, the Company provided housing loans during 2001 to officers who relocated from Maryland to California. The loans, in the amount of $150,000 each, are interest free, and the principal amount of the loans will be forgiven in equal one-third increments after the third, fourth, and fifth year of the loans if the employee's employment has not been terminated at such times. The loans will also be forgiven if the Company terminates the employee's employment without Cause (as defined in the related agreements) on or before the fifth anniversary of the loan or upon the death or permanent disability of the employee. The loans are secured by the underlying real property purchased by the employees. The Company is also providing moving expenses, closing costs, and other relocation costs relating to these transfers. The loans receivable are included in other long-term assets in the consolidated balance sheets and, together with comparable loans to non-officers, totaled $1.2 million at December 31, 2001. The loans are amortized on a straight-line basis over five years. Amortization expense totaled $0.2 million for the year ended December 31, 2001.

Inventory Purchases from Joint Ventures

        The Company has purchase, storage and distribution contracts for raw FBS with three unconsolidated joint ventures acquired in the Life Technologies merger, one in Australia in which it owns 25% (accounted for under the equity method) and two in Germany in which it owns 19% each (accounted for under the cost method). The contracts expire in 2003 and 2006 and require that the Company purchase a minimum amount of raw materials each year through the expiration of the contracts. Pricing of the raw materials is adjusted monthly based on government published indexes in the respective country of production. Purchases for raw materials, including storage and distribution costs, under these contracts totaled $5.3 million and $1.2 million for the years ended December 31, 2001 and 2000. Estimates of future unconditional purchase obligations, based on current indexes, are $6.7 million each year for 2002 and 2003 and $6.5 million each year for 2004 through 2006.

        The Company's consolidated joint venture acquired in the Life Technologies merger, in which it owns 40%, purchases raw materials from the 60% partner. Purchases from the majority owner totaled $144,000 in 2001 and $35,000 in 2000.

Research Genetics

        The Company began leasing manufacturing space from the former President of Research Genetics in 2001. The lease expires in October 2006. Rent expense paid under this lease totaled $91,000 for the year ended December 31, 2001. The Future minimum lease commitment under this lease is $52,000 per year through the expiration of the lease. The Company also provided free use of minimal laboratory space to three start-up biotech companies in which the former President of Research Genetics holds a nominal equity interest.

Royalty Payments

        In March 1997 Invitrogen made an initial investment of $500,000 to acquire shares of preferred stock and a warrant to purchase shares of preferred stock of Morphagen, Inc., ("Morphagen") a start-up company engaged in the business of researching and developing Morphatides, a special type of nucleic acid. The President of Morphagen, Heidi Short, is the spouse of Dr. Short, a member of the Board of Directors of Invitrogen. During 1997, Invitrogen performed research services for Morphagen for which it was paid approximately $81,000. In November 1998, Invitrogen acquired all of the outstanding shares of Morphagen not already owned by Invitrogen in exchange for a grant of an option to purchase 50,000 shares of Invitrogen common stock, at an exercise price of $8.50 per share, to Heidi Short, payment of royalties contingent upon certain milestones, the assumption of outstanding options of Morphagen employees and the assumption of certain liabilities. Morphagen was dissolved as a separate corporate entity in 1999. Dr. Short's father, Roy Short, receives royalties of approximately $100,000 per year from sales relating to Invitrogen's DNA DipStick product line and electroporation cuvettes.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation and Organization Committee Report to Stockholders

What are the Compensation and Organization Committee's responsibilities?

        In fiscal 2001, the Compensation and Organization Committee (referred to below as the "Committee") was responsible for setting and administering our overall compensation policies and the annual compensation of the CEO and other executive officers. Invitrogen's executive compensation is designed to be closely linked to long-term corporate performance and returns to stockholders. To this end, we have developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to Invitrogen's success in meeting specified performance goals and to appreciation in our stock price over time. The overall objectives of this strategy are to attract and retain executive talent of the highest quality, to motivate these executives to achieve the goals inherent in our strategy, to link executive and stockholder interests through equity-based compensation and to provide a compensation package that recognizes individual contributions as well as overall business results.

        The Committee reviews and determines the compensation of the officers of the Company who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, including the individuals named in the Summary Compensation Table, and reviews the compensation policies and pay practices employed with respect to all of Invitrogen's other executive-level employees. This practice is designed to ensure consistency throughout the executive compensation program. The key elements of our executive compensation program consist of base salary, cash bonuses and stock options. The Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Turner, are discussed below.

How are Invitrogen's executive officers compensated?

        Salary.    Invitrogen strives to offer salaries to its executive officers that are competitive in its industry and in its geographic regions for similar positions requiring similar qualifications. In determining executive officers' salaries, the Committee considers salary surveys of companies in similar industries, and of similar size and geographic location. Companies selected for salary comparisons are not necessarily the same companies used to compare stock performance in the chart under the heading "Comparison of Stockholder Return." In addition to competitive industry salaries, the Committee also takes into account the subjective assessment of the nature of the position; the contribution and experience of the officer, and the length of the officer's service.

        The Committee evaluates the performance and sets the salary of our executive officers on an annual basis. In 2001, the executive officers were Chief Executive Officer, Lyle C. Turner, Chief Financial Officer, James R. Glynn, Vice President, Corporate Development, John D. Thompson, General Manager and Vice President, Europe, Daryl J. Faulkner, General Manager and Vice President, Asia Pacific, Timothy E. Pierce, Ph.D., Vice President, General Counsel and Secretary, John A. Cottingham, President, Cell Culture, Victor N. Nole, Jr., Vice President, Human Resources, L. James Runchey and Vice President, Finance, C. Eric Winzer. Performance evaluations for individual executive officers are based on individual goals and accomplishments. The goals of executive officers are based on their individual management responsibilities. In addition to reviewing the results of the performance evaluations and information concerning competitive salaries, the Committee considers Invitrogen's financial condition and performance in evaluating salary adjustments. The salaries are evaluated by the Committee, with each member using his personal judgment and subjective factors to assess performance.

        Bonuses.    Invitrogen seeks to provide additional incentives and rewards to executive officers who make contributions of outstanding value. For this reason, we may award incentive compensation which can comprise a substantial portion of the total compensation of executive officers when earned and paid. Cash bonuses are based on a subjective evaluation of personal performance and existing salary as well as a formula-based evaluation of company performance.

        Stock Options.    The Committee believes that equity ownership provides significant additional incentive to executive officers to maximize value for Invitrogen's stockholders, and therefore makes periodic grants of stock options under the Invitrogen Corporation 1997 Stock Option Plan to those officers (as well as other employees). Such options are granted at the prevailing market price, and will only have value if our stock price increases over the exercise price. Therefore, the Committee believes that stock options serve to align the interest of executive officers closely with other stockholders because of the direct benefit executive officers receive through improved stock performance.

        In fiscal year 2001, the Committee made determinations concerning the size and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer. Option grants were based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer, and previous option grants to such executive officers. Options were granted with a goal to provide competitive equity compensation for executive officers compared to executive officers of similar rank in companies of our industry, geographic locations, and size. Generally, these option grants vest over four or five years. Option grants to executive officers for fiscal year 2001 are set forth in the table entitled "Option Grants in Last Fiscal Year" in the section entitled "Executive Compensation and Other Matters."

How is Invitrogen addressing the deductibility of executive compensation?

        Section 162(m) of the Internal Revenue Code of 1986 and the related regulations of the Internal Revenue Service limit the amount of compensation a corporation may deduct as a business expense paid to any of its Chief Executive Officer and its four other most highly compensated officers to $1,000,000 each in any year, except to the extent that such compensation qualifies as "performance based" compensation. Although the Committee considers the net cost to Invitrogen in making all compensation decisions (including, for this purpose, the potential limitation on deductibility of executive compensation), there is no assurance that compensation realized with respect to any particular award will qualify as "performance based" compensation or will otherwise be tax deductible by Invitrogen. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

Conclusion

        The Committee believes that linking executive compensation to individual and company performance results in better alignment of compensation with corporate business goals and stockholder value. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Committee believes that compensation paid to its executives during 2001, including the Chief Executive Officer, reflects Invitrogen's compensation goals and policy.

        Members of the Compensation and Organization Committee:

    Donald W. Grimm, Compensation and Organization Committee Chair
    William J. Mercer, Compensation and Organization Committee Member
    Jay M. Short, Ph.D., Compensation and Organization Committee Member

Compensation Committee Interlocks and Insider Participation

        In March 1997 Invitrogen made an initial investment of $500,000 to acquire shares of preferred stock and a warrant to purchase shares of preferred stock of Morphagen, Inc., ("Morphagen") a start-up company engaged in the business of researching and developing Morphatides, a special type of nucleic acid. The President of Morphagen, Heidi Short, is the spouse of Dr. Short, a member of the Board of Directors of Invitrogen. During 1997, Invitrogen performed research services for Morphagen for which it was paid approximately $81,000. In November 1998, Invitrogen acquired all of the outstanding shares of Morphagen not already owned by Invitrogen in exchange for a grant of an option to purchase 50,000 shares of Invitrogen common stock, at an exercise price of $8.50 per share, to Heidi Short, payment of royalties contingent upon certain milestones, the assumption of outstanding options of Morphagen employees and the assumption of certain liabilities. Morphagen was dissolved as a separate corporate entity in 1999. Dr. Short's father, Roy Short, receives royalties of approximately $100,000 per year from sales relating to Invitrogen's DNA DipStick product line and electroporation cuvettes.

        There were no other interlocks or other relationships among Invitrogen's executive officers and directors that are required to be disclosed under applicable executive compensation disclosure requirements.

Executive Compensation Summary Table

        The following table sets forth information for the fiscal years ended December 31, 2001, 2000, and 1999 concerning the compensation of the Chief Executive Officer of Invitrogen and each of the other most highly compensated executive officers (the "Named Executive Officers") as of December 31, 2001, whose total salary and bonus for the year ended December 31, 2001, exceeded $100,000 for services rendered in all capacities to Invitrogen.

Summary Compensation Table

Long-Term Compensation
Annual Compensation
Name and Principal Position				Securities Underlying Options	All Other Compensation(1)
	Year	Salary	Bonus
Lyle C. Turner President and Chief Executive Officer	2001 2000 1999	$465,234 333,375 308,449	$20,820 — 250	— — —	— — —
James R. Glynn Executive Vice President and Chief Financial Officer	2001 2000 1999	342,708 317,125 252,500	19,688 — 25,250	50,000 152,221 —	— — —
John D. Thompson Vice President, Corporate Development	2001 2000 1999	250,000 33,354 —	26,533 — —	— 135,000 —	$87,965 — —	(2)
Timothy E. Pierce, Ph.D. General Manager and Vice President, Asia Pacific	2001 2000 1999	249,000 70,000] —	79,028 — —	— 50,000 —	138,550 62,441 —	(3) (4)
Daryl J. Faulkner General Manager and Vice President, Europe	2001 2000 1999	253,150 72,435 —	78,224 — —	— 100,000 —	60,904 82,764 —	(5) (6)

(1)
Does not include perquisites paid to any of the listed executives that did not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for the officer.

(2)
Includes a one-time relocation bonus and reimbursement of expenses totaling $52,515 and a payment to indemnify Mr. Thompson for tax liability related to the relocation bonus of $35,450.

(3)
Includes a one-time retention bonus of $50,000 and foreign service pay of $88,550.

(4)
Includes foreign service pay of $25,827 and reimbursement of foreign tax liability of $36,614.

(5)
Includes foreign service pay of $24,400 and reimbursement for foreign tax liability of $36,504.

(6)
Includes a one-time retention bonus of $50,000 and foreign service pay of $17,764. Also includes a car allowance of $15,000.

Option Grants in Fiscal Year 2001

Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise or Base Price	Expiration Date
					5%	10%
Lyle C. Turner	—	—	—	—	—	—
James R. Glynn	50,000	2.9%	$70.69	1/04/11	$2,222,765	$5,632,923
John D. Thompson	—	—	—	—	—	—
Daryl J. Faulkner	—	—	—	—	—	—
Timothy E. Pierce, Ph.D.	—	—	—	—	—	—

Option Exercises in Fiscal Year 2001 and Year-End Option Values

        The table below provides information about stock options exercised during the year ended December 31, 2001 and the number and value of options held by the executive officers described above at December 31, 2001. The closing price of our common stock on December 31, 2001, was $61.93 per share.

			Number of Securities Underlying Unexercised Options at December 31, 2001		Value of Unexercised In-The-Money Options at December 31, 2001
Name	Shares Acquired on Exercise
		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Lyle C. Turner	—	—	—	—	—	—
James R. Glynn	35,000	$2,265,400	97,500	169,721	$2,308,079	$2,113,158
John D. Thompson	—	—	34,306	100,694	—	—
Daryl J. Faulkner	12,146	436,821	12,854	107,500	312,530	694,584
Timothy E. Pierce, Ph.D.	13,333	504,354	—	56,666	—	420,808

Employment and Severance Arrangements

        Each of our executive officers is a party to an agreement which provides certain benefits upon a qualifying termination of employment after a change of control of Invitrogen. Each executive officer would be provided with certain benefits under his or her change-in-control agreement if, within twenty-four months after a change in control, the executive officer's employment were involuntary terminated (for reasons other than disability or cause) or if the executive officer terminates his or her employment for good reason.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of Invitrogen common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). SEC regulations require these individuals to give us copies of all Section 16(a) forms they file.

        Based solely on our review of forms that were furnished to us and written representations from reporting persons, we believe that the executive officers, directors and more than 10% stockholders complied with all filing requirements related to Section 16(a).

COMPARISON OF STOCKHOLDER RETURN

        Below is a line graph comparing changes though December 31, 2001, in the cumulative total return on Invitrogen common stock (traded under the symbol IVGN), a broad market index, namely the NASDAQ Stock Market-U.S. Index (the "NASDAQ Index") and an industry index, namely the NASDAQ Pharmaceutical Stocks Index (the "Industry Index"). The NASDAQ Pharmaceutical Stocks Index, a published industry index, encompasses companies operating under the same 3-digit Standard Industry Code (SIC) as that of Invitrogen. The comparison assumes that on February 26, 1999 (the first day of public trading for our common stock) $100 was invested in Invitrogen common stock and in each of the indices and assumes the reinvestment of dividends, where applicable.

Performance Graph

ITEMS FOR STOCKHOLDER CONSIDERATION

PROPOSAL 1

Election of Directors

        Invitrogen has a classified Board of Directors currently consisting of three Class I directors (Lyle C. Turner, James R. Glynn, and Donald W. Grimm), two Class II directors (Raymond V. Dittamore and Bradley G. Lorimier) and five Class III directors (Thomas H. Adams, Ph.D., Balakrishnan S. Iyer, David E. McCarty, William J. Mercer and Jay M. Short, Ph.D.), who will serve until the annual meetings of stockholders to be held in 2003, 2004, and 2002, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting, or a shorter term to fill a vacancy in another class of directors.

        The nominees for election at the 2002 Annual Meeting of Stockholders to serve as directors in Class III of the Board of Directors are Balakrishnan S. Iyer, William J. Mercer, and Jay M. Short, Ph.D. If elected, these nominees will serve as directors until the annual meeting of stockholders in 2005, and until their successors are elected and qualified.

        The nominee for election at the 2002 Annual Meeting of Stockholders to serve as a director in Class II of the Board of Directors is David E. McCarty. If elected, Mr. McCarty will serve as a director until the annual meeting of stockholders in 2004, and until his successor is elected and qualified.

        If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies may be voted for such substitute nominee as the proxy holders may designate.

        If a quorum is present, either in person or by proxy, the three nominees for Class III who receive the greatest number of votes cast will be elected as Class III directors and the nominee for Class II who receives the greatest number of votes cast will be elected as a Class II director. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to the election of directors.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED ABOVE.

PROPOSAL 2

Amendment to 1997 Stock Option Plan

        We are asking you to approve an amendment to the Invitrogen Corporation 1997 Stock Option Plan to increase by 5,000,000 shares the maximum number of shares of the Company's Common Stock that may be issued under the Plan and to reserve such number of shares for issuance under the Plan. Subject to stockholder approval, our Board adopted the amendment on April 5, 2002, to replenish the options available for grant so that we may continue to provide incentives to our employees and non-employee directors. Our Board wants to grant options to our employees to motivate them to build shareholder value and to align their interests with those of our shareholders.

        The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote is required for adoption of this proposal. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will have the same effect as a vote "against" this proposal.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT OF THE 1997 STOCK OPTION PLAN.

PROPOSAL 3

Amendment to 1998 Employee Stock Purchase Plan

        We are asking you to approve an amendment to the 1998 Employee Stock Purchase Plan to increase by 300,000 shares the maximum number of shares of the Company's Common Stock that may be issued under the Stock Purchase Plan and to reserve such number of shares for issuance under the Stock Purchase Plan. Subject to stockholder approval, our Board adopted the amendment on February 28, 2002, to replenish the shares available for purchase by our employees, so that we may continue to provide incentives to our employees and non-employee directors.

        The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote is required for adoption of this proposal. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will have the same effect as a vote "against" this proposal.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT OF THE 1998 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 4

Ratification of Appointment of Independent Public Accountants

        The Board of Directors has selected Ernst & Young LLP as the independent public accountants to audit our financial statements for the fiscal year ended December 31, 2002. Arthur Andersen LLP has acted as our independent accountants since its appointment in July 1997. Representatives of Arthur Andersen LLP and Ernst & Young LLP are expected to be present at the annual meeting of stockholders with the opportunity to make a statement if the representatives desire to do so, and are expected to be available to respond to appropriate questions.

        The affirmative vote of the holders of a majority of the shares of common stock cast at the meeting is required for adoption of this proposal. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. An abstention will have the same effect as a vote "against" the proposal and a broker non-vote will have no effect on the vote.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

ADDITIONAL INFORMATION

        Advance Notice Procedures.    Our bylaws require that, for business to be properly brought by a stockholder before an annual meeting, notice must be delivered to or mailed by the stockholder and received at Invitrogen not less than 120 days prior to the anniversary of the prior year's proxy statement, except if we did not hold an annual meeting the previous year, or if the date of this year's annual meeting has been changed by more than 30 days from the date of the previous year's meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials.

        Stockholder Proposals for the Next Annual Meeting.    All stockholder proposals that are intended to be presented at the 2003 Annual Meeting of Stockholders of the Company must be received by the Company at our offices at 1600 Faraday Ave., Carlsbad, California 92008, ATTN: Corporate Secretary, no later than December 21, 2002, for inclusion in the Board of Directors' proxy statement and form of proxy relating to the meeting. Any stockholder who intends to present a proposal at the Company's 2003 Annual Meeting of Stockholders without requesting the Company to include such proposal in the Company's proxy statement must notify the Company no later than March 6, 2003, of his, her or its intention to present the proposal. Otherwise, the Company may exercise discretionary voting with respect to such stockholder proposal pursuant to authority conferred on the Company by proxies to be solicited by the Board of Directors of the Company and delivered to the Company in connection with the meeting.

TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the annual meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ John A. Cottingham Vice President, General Counsel & Secretary
April 19, 2002 Carlsbad, California

DETACH HERE

PROXY

INVITROGEN CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 23, 2002

        The undersigned hereby appoints LYLE C. TURNER, JAMES R. GLYNN and JOHN A. COTTINGHAM, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Invitrogen Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at Invitrogen's offices at 5781 Van Allen Way, Carlsbad, California on May 23, 2002 at 9:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, such proxies being directed to vote on the proposals as specified on the reverse side.

        If the undersigned is a participant in the Invitrogen 401(k) Savings and Investment Plan, this proxy card also provides voting instructions to the trustee of the plan to vote at the Annual Meeting, and any adjournments thereof, as specified on the reverse side hereof. If the undersigned is a participant in the plan and fails to provide voting instructions on or before May 21, 2002, the trustee will vote the undersigned's plan account shares.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

INVITROGEN CORPORATION
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

Vote by Telephone		Vote by Internet
It's fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683).		It's fast, convenient, and your vote is immediately confirmed and posted.
Follow these four easy steps:		Follow these four easy steps:
1.	Read the accompanying Proxy Statement and Proxy Card.	1.	Read the accompanying Proxy Statement and Proxy Card.
2.	Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).	2.	Go to the Website http://www.eproxyvote.com/ivgn
3.	Enter your Voter Control Number located on your Proxy Card above your name.	3.	Enter your Voter Control Number located on your Proxy Card above your name.
4.	Follow the recorded instructions.	4.	Follow the instructions provided.

Your vote is important! Call 1-877-PRX-VOTE anytime!		Your vote is important! Go to http://www.eproxyvote.com/ivgn anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet

DETACH HERE

☒	Please mark votes as in this example.

The shares represented by this proxy will be voted as specified. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE LISTED NOMINEES FOR DIRECTOR AND "FOR" THE PROPOSALS LISTED BELOW AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. This proxy may be revoked at any time prior to the time it is voted by any means described in the accompanying Proxy Statement.

1.	(a) To elect the following directors to serve for three-year terms and until their successors are elected and qualified:
	Nominees:	(01) Balakrishnan S. Iyer, (02) William J. Mercer and (03) Jay M. Short, Ph.D.
1.	(b) To elect the following director to serve for a two-year term and until his successor is elected and qualified:
	Nominee:	(04) David E. McCarty
		FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
	☐	For all nominees except as noted above				☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
2.
	To amend the Invitrogen Corporation 1997 Stock Option Plan to increase by 5,000,000 shares the maximum number of shares of the Company's Common Stock that may be issued under the Plan and to reserve such number of shares for issuance under the Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.
	To amend the 1998 Employee Stock Purchase Plan to increase by 300,000 shares the maximum number of shares of the Company's Common Stock that may be issued under the Employee Stock Purchase Plan and to reserve such number of shares for issuance under the Employee Stock Purchase Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	To ratify the appointment of Ernst & Young LLP as the independent accountants of the Company for the year ending December 31, 2002.	FOR ☐	AGAINST ☐	ABSTAIN ☐
Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Please sign exactly as your name(s) appear(s) hereon. If the stock is registered in the names of two or more persons, each should sign. Please give full title as capacity in which signing if not signing as an individual.

Signature:	Date:	Signature:	Date:

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 23, 2002
TABLE OF CONTENTS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
ABOUT THE MEETING
STOCK OWNERSHIP
ELECTION OF DIRECTORS
Class III (Term Ends 2005)
Class II (Term Ends 2004)
Class I (Term Ends 2003)
Class II (Term Ends 2004)
EXECUTIVE COMPENSATION AND OTHER MATTERS
Summary Compensation Table
Option Grants in Fiscal Year 2001
COMPARISON OF STOCKHOLDER RETURN
PROPOSAL 1
PROPOSAL 2
PROPOSAL 3
PROPOSAL 4
ADDITIONAL INFORMATION
TRANSACTION OF OTHER BUSINESS